Exhibit 99.2

LBFoster	News Release

L.B. FOSTER COMPANY ANNOUNCES STOCK REPURCHASE AUTHORIZATION AND QUARTERLY DIVIDEND

Pittsburgh PA, May 23, 2011 – The L.B. Foster Company (NASDAQ: FSTR) announced that its Board of Directors authorized the repurchase of up to $25 million of its common shares until December 31, 2013 at which time this authorization will expire.  The timing and volume of these share repurchases will be at the discretion of management.  The last share repurchase authorization expired on December 31, 2010.

The Board also declared a $0.025 per share quarterly cash dividend on its issued and outstanding shares of common stock, payable June 24, 2011 to shareholders of record at the close of business on June 10, 2011.  There are currently approximately 10.3 million shares outstanding.

L.B. Foster Company is a leading manufacturer, fabricator, and distributor of products for the rail, construction, utility and energy markets with locations in North America and Europe.

This release may contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the results anticipated in any forward-looking statement.  Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; and other factors contained in the Company’s filings with the Securities and Exchange Commission.  There are no assurances that the announced share repurchase will be executed in whole or in part or that the dividend will continue on a quarterly basis should known or unknown factors negatively impact the financial position of the Company.
Contact:
David Russo	Phone: 412.928.3417	L.B. Foster
	Email: Investors@Lbfosterco.com	415 Holiday Drive
	Website: www.lbfoster.com	Pittsburgh, PA 15220